Exhibit 99.1

FOR IMMEDIATE RELEASE

Comscore Reports Second Quarter 2020 Results
Local TV and OpenAP Expansion Highlight Long-Term Growth Opportunity
Lower Net Loss and Record Adjusted EBITDA
RESTON, Va., August 10, 2020 - Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today reported financial results for the quarter ended June 30, 2020.
Second Quarter 2020 Financial Highlights
•Revenue of $88.6 million compared to $96.9 million in the prior-year quarter, with growth in TV and Addressable year-over-year
•Movies revenue of $7.9 million compared to $10.7 million in the prior year, primarily due to pandemic-related closure of movie theaters
•Net loss of $10.4 million, or $(0.15) per share compared to a net loss of $279.5 million, or $(4.61) per share, which included a non-cash impairment charge of $241.6 million, in the prior-year quarter
•Adjusted EBITDA of $9.2 million compared to a loss of $3.2 million in the prior-year quarter
Recent Key Renewals, Partnerships and New Business Developments
•Addressable and Cross-Platform – Renewed and expanded partnership with OpenAP, the advanced advertising marketplace
•Movies – Eight large customer renewals, including three major studios
•Validated Campaign Essentials – Integration of Google Ads Data Hub
•Local TV – Rockfleet Broadcasting and Cox Media Group
•Syndicated Digital – Bassmaster, Minute Media
•National Agency – Omnicom Group (digital expansion)
•OnDemand – Shout! Studios and Cinedigm
•OTT – Sinclair Compulse360, the leading Local OTT content advertising platform
•Comscore Consumer Intelligence for local markets – A new Local product merging in-market consumer behavior with Digital and TV usage
•International – Auditel (Italy), MMS (Sweden)
•Awarded U.S. patent for protecting consumer privacy during demographics data collection
"During the second quarter, we made strides in many areas of our business, positioning Comscore for success in the second half of 2020 and beyond. While the pandemic impacted our revenue for the quarter, particularly in our Movies and Digital businesses, our TV and Analytics businesses performed well. We effectively managed expenses, which drove adjusted EBITDA to its highest level since 2016," said Bill Livek, CEO and Executive Vice Chairman of Comscore. "This quarter, we also celebrated a milestone 1,000th TV station client, a testament to how our television measurement and advanced demographic solutions add media planning value for our customers."
"Our strategic review progressed during the second quarter," Livek continued. "Despite some delay from the pandemic and related closures, we have conducted a fulsome process and are in active discussions regarding strategic alternatives to maximize long-term shareholder value. We look forward to updating our stakeholders when appropriate."

Second Quarter Summary Results
Total revenue in the second quarter of 2020 was $88.6 million, compared to $96.9 million in the year-ago quarter. Ratings and Planning revenue was $63.8 million in the second quarter of 2020, compared to $68.9 million in the year-ago quarter. The decrease was largely driven by lower revenue from syndicated digital, partially offset by higher Local TV and Addressable TV. Syndicated Digital revenue from small customers has been impacted in part by the Covid-19 pandemic. However, the Company has been successful in renewing its large enterprise clients and added new customers in the quarter.
National TV revenue was consistent with the second quarter of last year, but higher than the first quarter of 2020, due in part to the Company's new partnership with LiveRamp. Local TV revenue continued its growth with higher revenue year-over-year, reflecting the impact of new customers gained last year. In Local TV, the Company added and renewed a number of clients, including several large affiliate groups. Addressable TV revenue also increased compared to the prior-year quarter.
Analytics and Optimization revenue was $16.9 million in the second quarter of 2020 compared to $17.3 million in the year-ago quarter. The decrease was due primarily to lower Activation revenue from reduced ad spend in the quarter, due in part to the impact of the pandemic, offset by approximately $1.0 million in revenue from a one-time recovery of revenue-sharing fees.
Movies Reporting and Analytics revenue was $7.9 million in the second quarter of 2020 compared to $10.7 million in the year-ago quarter. Revenue was impacted by some smaller, non-long-term contract customers pausing service in connection with theater closures. We expect theater closures to continue affecting Movies revenue until theaters reopen. During the quarter, the Company signed or renewed contracts with eight significant Movies customers, including three major U.S. studios and one international studio. However, the uncertainty around theater re-openings delayed some customer contracts in the quarter.
Total expenses from cost of revenues, sales and marketing, research and development and general and administrative were $84.5 million, compared to $109.1 million in the year-ago quarter. The decrease relates to a significant reduction in compensation expense due to lower headcount, as well as lower facility costs, professional fees and other general operating expenses. A portion of this reduction relates to temporary actions the Company implemented to reduce costs given the current economic uncertainty.
Net loss for the second quarter of 2020 was $10.4 million, or $(0.15) per share, compared to a net loss of $279.5 million, or $(4.61) per share reported in the year-ago quarter. The second quarter of 2019 included non-cash impairment charges totaling $241.6 million.
For the second quarter of 2020, non-GAAP adjusted EBITDA was $9.2 million, compared to an adjusted EBITDA loss of $3.2 million in the year-ago quarter. Adjusted EBITDA excludes stock-based compensation expense; impairment charges; investigation, litigation and legacy audit-related expense; restructuring expense; change in fair value of financing derivatives, warrants liability and equity securities investment; and other items as presented in the accompanying tables.
Balance Sheet and Liquidity
As of June 30, 2020, cash, cash equivalents and restricted cash totaled $55.5 million, including $19.6 million in restricted cash. Total debt principal as of June 30, 2020, including $204.0 million of senior secured convertible notes, was $223.6 million.
Conference Call Information for today, Monday, August 10th at 5:00 p.m. ET
Management will provide commentary on the Company's results in a conference call today at 5:00 p.m. ET. To access the call, dial +1 844-229-7593 (domestic) or +1 314-888-4258 (international) and reference conference ID # 6443146. Participants are advised to dial in at least 10 minutes prior to the call to register. Additionally, a live webcast of the conference call will be available on the Investor Relations section of the Company's website at ir.comscore.com/events-presentations. Following the conference call, a replay will be available by dialing +1 855-859-2056 (domestic) or +1 404-537-3406 (international) with passcode # 6443146. The replay will also be available via webcast at ir.comscore.com/events-presentations.

About Comscore
Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, forecasts, plans and opinions regarding the impact of the Covid-19 pandemic on the Company's business, customers and the broader media industry; the impact of movie theater closures; the temporary nature of movie contract pauses; the Company's strategic review; creation of long-term shareholder value; cost reductions; and growth opportunities, market positioning and strategy. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, the scope and duration of the Covid-19 pandemic and related government mandates, changes in consumer behavior, customer payment collections, delays in contract execution and renewals, delays in completing the strategic review, external market conditions, and Comscore's ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward- looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing herein non-GAAP net income (loss) and adjusted EBITDA, which are non-GAAP financial measures used by our management to understand and evaluate our core operating performance and trends. We believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, as they permit our investors to view our core business performance using the same metrics that management uses to evaluate our performance. Nevertheless, our use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider these measures alongside GAAP-based financial performance measures, net income (loss), various cash flow metrics, and our other GAAP financial results.
Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated.
Media
Neil Ripley
Comscore, Inc.
646-746-0579
press@comscore.com
Investors
Christopher Ferris
Comscore, Inc.
212-277-6547
cferris@comscore.com

COMSCORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,899	$46,590
Restricted cash	19,611	20,183
Accounts receivable, net of allowances of $2,772 and $1,919, respectively	64,026	71,853
Prepaid expenses and other current assets	14,755	15,357
Total current assets	134,291	153,983
Property and equipment, net	30,362	31,693
Operating right-of-use assets	31,484	36,689
Other non-current assets	3,652	2,979
Deferred tax assets	1,868	2,374
Intangible assets, net	65,790	79,559
Goodwill	416,172	416,418
Total assets	$683,619	$723,695
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$36,178	$44,804
Accrued expenses	51,071	55,507
Contract liability	55,422	58,158
Customer advances	8,432	9,886
Warrants liability	3,832	7,725
Current operating lease liabilities	6,994	6,764
Other current liabilities	6,723	7,393
Total current liabilities	168,652	190,237
Secured term note	12,488	12,463
Financing derivatives	16,900	21,587
Senior secured convertible notes	188,275	184,075
Non-current operating lease liabilities	39,480	42,497
Non-current contract liability	6,165	291
Deferred tax liabilities	407	287
Other non-current liabilities	11,245	13,284
Total liabilities	443,612	464,721
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized at June 30, 2020 and December 31, 2019; no shares issued or outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value per share; 150,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 77,629,871 shares issued and 70,865,075 shares outstanding as of June 30, 2020, and 76,829,926 shares issued and 70,065,130 shares outstanding as of December 31, 2019	71	70
Additional paid-in capital	1,615,284	1,609,358
Accumulated other comprehensive loss	(13,642)	(12,333)
Accumulated deficit	(1,131,722)	(1,108,137)
Treasury stock, at cost, 6,764,796 shares as of June 30, 2020 and December 31, 2019	(229,984)	(229,984)
Total stockholders' equity	240,007	258,974
Total liabilities and stockholders' equity	$683,619	$723,695

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$88,566	$96,888	$178,094	$199,182

Cost of revenues (1) (2)	44,949	51,994	90,747	105,401
Selling and marketing (1) (2)	16,007	23,329	35,220	48,169
Research and development (1) (2)	9,765	16,883	19,901	35,099
General and administrative (1) (2)	13,741	16,932	29,284	36,477
Investigation and audit related	—	2,354	—	3,196
Amortization of intangible assets	6,846	8,076	13,764	16,181
Impairment of goodwill	—	224,272	—	224,272
Impairment of intangible asset	—	17,308	—	17,308
Settlement of litigation, net	—	5,000	—	5,000
Impairment of right-of-use and long-lived assets	—	—	4,671	—
Restructuring (1)	—	2,949	—	2,879
Total expenses from operations	91,308	369,097	193,587	493,982
Loss from operations	(2,742)	(272,209)	(15,493)	(294,800)
Interest expense, net	(8,856)	(8,242)	(17,702)	(15,001)
Other income (expense), net	1,477	(3,081)	8,671	(112)
Loss from foreign currency transactions	(944)	(464)	(140)	(426)
Loss before income taxes	(11,065)	(283,996)	(24,664)	(310,339)
Income tax benefit	664	4,463	1,079	3,292
Net loss	$(10,401)	$(279,533)	$(23,585)	$(307,047)
Net loss per common share:
Basic and diluted	$(0.15)	$(4.61)	$(0.34)	$(5.09)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic and diluted	70,554,326	60,697,608	70,340,658	60,315,528
Comprehensive loss:
Net loss	$(10,401)	$(279,533)	$(23,585)	$(307,047)
Other comprehensive loss:
Foreign currency cumulative translation adjustment	1,564	677	(1,309)	56
Total comprehensive loss	$(8,837)	$(278,856)	$(24,894)	$(306,991)

(1) Stock-based compensation expense is included in the line items above as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cost of revenues	$487	$636	$696	$1,484
Selling and marketing	720	1,087	1,329	2,403
Research and development	375	668	431	1,394
General and administrative	764	1,913	2,548	5,976
Restructuring	—	(266)	—	(266)
Total stock-based compensation expense	$2,346	$4,038	$5,004	$10,991

(2) Excludes amortization of intangible assets, which is presented separately in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2020	2019
Operating activities:
Net loss	$(23,585)	$(307,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,788	6,111
Non-cash operating lease expense	2,978	2,747
Amortization expense of finance leases	784	1,361
Amortization of intangible assets	13,764	16,181
Bad debt expense	1,590	—
Impairment of goodwill	—	224,272
Impairment of intangible asset	—	17,308
Stock-based compensation	5,004	10,991
Deferred tax provision (benefit)	324	(3,983)
Change in fair value of financing derivatives	(4,687)	(1,100)
Change in fair value of warrants liability	(3,893)	—
Change in fair value of investment in equity securities	—	2,016
Impairment of right-of-use and long-lived assets	4,671	—
Accretion of debt discount	3,617	3,042
Amortization of deferred financing costs	739	525
Other	(6)	(20)
Changes in operating assets and liabilities:
Accounts receivable	5,836	4,442
Prepaid expenses and other assets	(779)	3,190
Accounts payable, accrued expenses and other liabilities	(13,948)	20,176
Contract liability and customer advances	2,330	(6,552)
Operating lease liabilities	(3,319)	(4,364)
Net cash used in operating activities	(1,792)	(10,704)

Investing activities:
Proceeds from sale of investment in equity securities	—	705
Purchases of property and equipment	(45)	(1,893)
Capitalized internal-use software costs	(7,836)	(5,619)
Net cash used in investing activities	(7,881)	(6,807)

Financing activities:
Proceeds from private placement, net of issuance costs paid	—	19,894
Proceeds from sale-leaseback financing transaction	—	4,252
Proceeds from the exercise of stock options	—	1,191
Payments for taxes related to net share settlement of equity awards	(68)	(1,210)
Principal payments on finance leases	(823)	(1,417)
Principal payments on software license arrangements	(155)	(1,662)
Net cash (used in) provided by financing activities	(1,046)	21,048
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(544)	91
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,263)	3,628
Cash, cash equivalents and restricted cash at beginning of period	66,773	50,198
Cash, cash equivalents and restricted cash at end of period	$55,510	$53,826

	As of June 30,
	2020	2019
Cash and cash equivalents	$35,899	$48,963
Restricted cash	19,611	4,863
Total cash, cash equivalents and restricted cash	$55,510	$53,826

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of net loss (GAAP) to adjusted EBITDA for each of the periods identified:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Net loss (GAAP)	$(10,401)	$(279,533)	$(23,585)	$(307,047)

Interest expense, net	8,856	8,242	17,702	15,001
Amortization of intangible assets	6,846	8,076	13,764	16,181
Depreciation	3,404	3,005	6,788	6,111
Amortization expense of finance leases	394	787	784	1,361
Income tax benefit	(664)	(4,463)	(1,079)	(3,292)
EBITDA	8,435	(263,886)	14,374	(271,685)

Adjustments:
Stock-based compensation expense	2,346	4,304	5,004	11,257
Investigation and audit related	—	2,354	—	3,196
Settlement of litigation, net	—	5,000	—	5,000
Restructuring	—	2,949	—	2,879
Impairment of goodwill	—	224,272	—	224,272
Impairment of intangible asset	—	17,308	—	17,308
Private placement issuance cost	—	1,154	—	1,154
Impairment of right-of-use and long-lived assets	—	—	4,671	—
Other (income) expense, net (1)	(1,542)	3,304	(8,434)	916
Adjusted EBITDA	$9,239	$(3,241)	$15,615	$(5,703)
(1) Adjustments to other (income) expense, net, reflect non-cash changes in the fair value of financing derivatives, warrants liability and equity securities investment included in other income (expense), net and certain legal expenses defined by the senior secured convertible notes and classified as general and administrative expenses on our Condensed Consolidated Statements of Operations and Comprehensive Loss. We sold our investment in equity securities in 2019.
The following table presents a reconciliation of net loss (GAAP) to non-GAAP net loss for each of the periods identified:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Net loss (GAAP)	$(10,401)	$(279,533)	$(23,585)	$(307,047)

Adjustments:
Amortization of intangible assets	6,846	8,076	13,764	16,181
Stock-based compensation expense	2,346	4,304	5,004	11,257
Investigation and audit related	—	2,354	—	3,196
Impairment of right-of-use and long-lived assets	—	—	4,671	—
Settlement of certain litigation, net	—	5,000	—	5,000
Restructuring	—	2,949	—	2,879
Impairment of goodwill	—	224,272	—	224,272
Impairment of intangible asset	—	17,308	—	17,308
Private placement issuance cost	—	1,154	—	1,154
Other (income) expense, net (1)	(1,542)	3,304	(8,434)	916
Non-GAAP net loss	$(2,751)	$(10,812)	$(8,580)	$(24,884)
(1) Adjustments to other (income) expense, net, reflect non-cash changes in the fair value of financing derivatives, warrants liability and equity securities investment included in other income (expense), net and certain legal expenses defined by the senior secured convertible notes and classified as general and administrative expenses on our Condensed Consolidated Statements of Operations and Comprehensive Loss. We sold our investment in equity securities in 2019.
We do not provide GAAP net income (loss) on a forward-looking basis because we are unable to predict with reasonable certainty our future stock-based compensation expense, litigation and restructuring expense, fair value adjustments for financing derivatives and warrants, variable interest expense for outstanding senior secured convertible notes, and any unusual gains or losses without unreasonable effort. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. For this reason, we are unable without unreasonable effort to provide a reconciliation of adjusted EBITDA or non-GAAP net loss to the most directly comparable GAAP measure, GAAP net income (loss), on a forward-looking basis.

Revenues
Revenues from our three offerings of products and services are as follows:

	Three Months Ended June 30,
(In thousands)	2020 (Unaudited)	% of Revenue	2019 (Unaudited)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$63,779	72.0%	$68,922	71.1%	$(5,143)	(7.5)%
Analytics and Optimization	16,894	19.1%	17,293	17.9%	(399)	(2.3)%
Movies Reporting and Analytics	7,893	8.9%	10,673	11.0%	(2,780)	(26.0)%
Total revenues	$88,566	100.0%	$96,888	100.0%	$(8,322)	(8.6)%

	Six Months Ended June 30,
(In thousands)	2020 (Unaudited)	% of Revenue	2019 (Unaudited)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$127,300	71.5%	$139,499	70.0%	$(12,199)	(8.7)%
Analytics and Optimization	32,395	18.2%	38,751	19.5%	(6,356)	(16.4)%
Movies Reporting and Analytics	18,399	10.3%	20,932	10.5%	(2,533)	(12.1)%
Total revenues	$178,094	100.0%	$199,182	100.0%	$(21,088)	(10.6)%